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                                                                  Exhibit (a)(4)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase dated June 5, 1997 and the related Letter of Transmittal, and any amendments and supplements thereto, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares tendering in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                      Integrated Living Communities, Inc.

                                       at

                              $11.50 Net Per Share

                                       by

                             SLC Acquisition Corp.

                          a wholly owned subsidiary of

              Whitehall Street Real Estate Limited Partnership VII

         SLC Acquisition Corp., a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Whitehall Street Real Estate Limited Partnership VII, a Delaware limited partnership (the "Parent"), is offering to purchase all of the outstanding shares of common stock, $.01 par value (the "Shares"), of Integrated Living Communities, Inc., a Delaware corporation (the "Company"), at a purchase price of $11.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 5, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto or to the Offer to Purchase, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 2, 1997, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below), that number of Shares that would represent a majority of all outstanding Shares (determined on a fully diluted basis) on the date of purchase (the "Minimum Condition"), (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and (iii) the satisfaction of other conditions to the Offer described in Section 14 of the Offer to Purchase.

         The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 29, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, after the expiration of the Offer and the satisfaction of the conditions contained in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged into the Company or, at Parent's election, the Company will be merged into the Purchaser (the "Merger") and each outstanding Share, other than Shares held by the Purchaser, Parent or any other subsidiary of Parent, and Shares held by stockholders who perfect any available appraisal rights under the DGCL, will be canceled and converted into the right to receive an amount in cash without interest equal to the price per Share paid pursuant to the Offer.

         The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary (the "Depositary"), of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for tendered Shares be paid, regardless of any delay in making the payment after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility," and collectively the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as provided in Section 4 of the Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on July 2, 1997, unless and until the Purchaser, pursuant to the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Offer shall initially expire 20 business days after the date of its commencement; provided, however, that, unless the Merger Agreement is terminated in accordance with Article VIII thereof (other than due to the failure to satisfy the Minimum Condition or the failure to occur of the expiration or termination of any applicable waiting period under the HSR Act, in which case the Offer (whether or not previously extended in accordance with the terms of the Merger Agreement) shall expire on such date of termination), the Purchaser will be obligated to extend the Expiration Date of the Offer from time to time to the earlier of (i) the date on which the Purchaser purchases or becomes obligated to purchase, pursuant to the Offer, that number of Shares that would represent at least a majority of the outstanding Shares of the Company on a fully diluted basis and (ii) the date 35 business days after the date of its commencement. In addition, the Purchaser may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer. Any such extension will be followed as promptly as practicable by a public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, without prejudice to the rights of tendering stockholders to withdraw such stockholder's Shares prior to the then scheduled Expiration Date.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on July 2, 1997 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after August 4, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial number shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution (as defined in Section 3 of the Offer to Purchase). If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to the record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information which holders of Shares should read before making any decision with respect to the Offer.

         Requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                [MacKenzie Logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free (800) 322-2885

                     The Dealer Managers for the Offer are:

                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004


June 5, 1997